POSITRON CORPORATION

(a Texas Corporation)

STATEMENT OF DESIGNATION ESTABLISHING

SERIES H JUNIOR CONVERTIBLE PREFERRED STOCK

To the Secretary of the State of Texas:

Pursuant to the provisions of Section 3.007 of the Texas Business Organization Code, the undersigned corporation submits the following statement for the purposes of establishing and designating a series of shares of preferred stock and determining and fixing the relative rights and preferences thereof:

A. The name of the corporation is Positron Corporation (the “Company”);

B. The following resolution, establishing and designating a series of shares and determining and fixing the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Company on April 12, 2013;

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by its Certificate of Formation, as amended, there hereby is created, out of the 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) authorized in Article Four of the Company’s Certificate of Formation, as amended, a series of 10,000,000 shares of Preferred Stock and the designation, amount and stated value of such series of Preferred Stock and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon, are set forth as follows:

1. Designation and Number of Shares. The designation of said series of preferred stock authorized by this resolution shall be Series H Junior Convertible Preferred Stock (the “Series H Preferred Stock”) which shall consist of a maximum of 10,000,000 shares of such Series H Preferred Stock, $0.01 par value per share, which shall have the preferences, rights, qualifications, limitations and restrictions set forth below.

2. Rank. All shares of the Series H Preferred Stock shall rank, both as the payment of dividends and as to distributions of assets upon liquidation or winding up of the Company, whether voluntary or involuntary, (x) junior to: (i) the shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock; (ii) the shares of Series B Convertible Preferred Stock; (iii) the shares of Series S Convertible Preferred Stock; and (iv) all of the Company’s now and hereafter issued common stock, par value $0.01 per share (the “Common Stock”) of the Company that may from time-to-time be outstanding and, (y) but prior to all of the Company’s hereafter issued capital stock ranking junior to the Series H Preferred Stock both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, when and if issued (the Common Stock and any other junior capital stock being herein referred to as “Junior Stock”).

3. Voting Rights. Except as otherwise expressly provided herein or by law, each share of the Series H Preferred Stock shall be entitled to vote on all matters which holders of the Common Stock entitled to vote and shall be entitled to two hundred (200) votes for each share of the Series H Preferred Stock held by such holder, such number of votes to be appropriately adjusted in the event of any split, reverse split or dividend of the common stock. Except as otherwise expressly provided herein or as expressly required by law, the holders of shares of the Series H Preferred Stock and holder of shares of the Company’s common stock shall vote together as a single class on all matters. As used in this Section 3, the term “Common Stock” shall mean and include the Company’s authorized common stock, par value $.01 per share, as constituted on the date of filing of this certificate of designation (the “Designation Certificate”).

4. Dividend Provisions. The holders of the Series H Preferred Stock are not entitled to receive dividends.

5. Conversion of Series H Preferred Stock Preferred Stock into Common Stock.

(a) Optional Conversion. At any time following the issuance of the Series H Preferred Stock, each share of Series H Preferred Stock shall be convertible at the option of the holder thereof at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion for the Common Stock and then multiplying such quotient by each share of Series H Preferred Stock to be converted. For purposes of this resolution, the “Original Issue Price” shall mean $0.10 per share of Series H Preferred Stock (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like with respect to the Series H Preferred Stock) and the “Conversion Price” applicable per share of Common Stock shall be equal to the daily weighted volume average price of the Common Stock for the three trading days prior to a conversion multiplied by 0.7, in accordance with the provisions of this Section 5. The number of shares of Common Stock into which each share of Series H Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate.”

(b) Conversion Procedures. Any holder of shares of Series H Preferred Stock converting such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series H Preferred Stock at the office of the transfer agent for the Series H Preferred Stock, which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert such shares of Series H Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

  The Company shall, as soon as practicable after such deposit of certificates evidencing shares of Series H Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series H Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as provided in Section 5(c). Such conversion shall be deemed to have been made as of the date of such notice, compliance and surrender of the shares of Series H Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series H Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

  (c) Adjustment of Conversion Price. The conversion price at which a share of Series H Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

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  (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If this Corporation shall after the date of the filing of this Statement of Designation:

  (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock,

  (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or

  (C) combine or reclassify the outstanding Common Stock into a smaller number of shares,

the conversion price at which a share of Series H Preferred Stock is convertible into Common Stock in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series H Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive had such shares been converted immediately prior to such date. For example, (i) in the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock, the Conversion Price for the Series H Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased, and (ii) in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for the Series H Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Successive adjustments in the conversion price for the Series H Preferred Stock shall be made whenever any events specified above shall occur.

  (ii) Adjustment for Recapitalization, Reclassification or Substitution. If Common Stock issuable upon the conversion of shares of the outstanding Series H Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend otherwise provided for in this Section 5(c)), then and in such event each holder of shares of Preferred Stock shall have the right thereafter, upon conversion, to receive the kind and amount of stock and other securities and property receivable upon such reorganization or other change in an amount equal to the amount that such holder would have been entitled to had it immediately prior to such recapitalization, reclassification or other change converted such shares, but only to the extent such shares are actually converted, all subject to further adjustments provided herein. As a part of such recapitalization, reclassification or substitution, provision shall be made by the Company so that such holder shall thereafter be entitled to receive such stock, securities and property.

   (iii) Certificate of Adjustment. In any case of an adjustment or readjustment of the conversion price for the Series H Preferred Stock or the number of shares of Common Stock or other securities issuable upon conversion, the Company shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and its chief financial officer shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the holder at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of:

  (A) such adjustments and readjustments,

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  (B) the conversion price for the Series H Preferred Stock then in effect, and

  (C) the type and amount, if any, of other property which at the time would be received upon conversion of such shares.

  (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the outstanding Series H Preferred Stock. If more than one share of Series H Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Any portion of the outstanding Series H Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be rounded to the next whole share of Common Stock.

  (e) Reservation of Shares; Etc. The Company shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series H Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series H Preferred Stock from time to time outstanding. If at any relevant time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series H Preferred Stock, the Company will use its reasonable efforts to forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock for issuance on conversion of such Series H Preferred Stock to such number of shares as shall be sufficient for such purposes. In the event the Company does not have, after taking into account all shares reserved for outstanding warrants, options other securities convertible into Common Stock, sufficient authorized but unissued shares of Common Stock, to allow for conversion of some or all of its shares of Series H Preferred Stock, the holders of such shares of Series H Preferred Stock shall not be entitled to convert such shares to Common Stock until such time as the Company has sufficient authorized but unissued shares of Common Stock to allow for conversion.

6. Redemption.

(a) Optional Redemption. The shares of Series H Preferred Stock may be redeemed at the option of the Company, to the extent it has funds legally available for such redemption, at any time, in whole or in part at a redemption price per share, payable in cash, equal to the Original Issue Price (as appropriately adjusted for stock splits, combinations, recapitalizations and the like with respect to the Series H Preferred Stock) (the “Redemption Price”). In the case of redemption of less than all of the then outstanding shares of Series H Preferred Stock, the Company shall effect such redemption pro rata. Notwithstanding the foregoing, the Company shall not redeem less than all of the shares of the Series H Preferred Stock at any time outstanding until all dividends accumulated and in arrears upon all shares of Series H Preferred Stock then outstanding for all dividend periods ending prior to the date of redemption been paid.

  (b) Redemption Procedure. With respect to any redemption of shares of Series H Preferred Stock provided for in this Section 6, a notice of redemption of shares of Series H Preferred Stock (the “Redemption Notice”) shall be given by first-class mail, postage prepaid, mailed at least thirty (30) calendar days prior to the specified redemption date to each holder of the shares of Series H Preferred Stock to be redeemed, at such holder’s address as the same appears on the register of the Company for the Series H Preferred Stock. Each Redemption Notice shall state and include (i) the Redemption Date, (ii) a statement either (A) that all of the holder’s shares of Series H Preferred Stock are being redeemed or (B) the number of such shares to be redeemed from the holder (which number will be calculated based on the holder’s pro rata ownership percentage of then outstanding shares of Series H Preferred Stock), (iii) the Redemption Price per share, and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

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  (c) Any Redemption Notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the shares of Series H Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series H Preferred Stock.

  (d) On or after the Redemption Date as stated in the Redemption Notice, the holders of shares of Series H Preferred Stock which have been called for redemption shall surrender certificates representing such shares to the Company at its principal place of business or as otherwise stated in the Redemption Notice, and thereupon the redemption price of such shares shall be paid by the Company in the manner specified in the Redemption Notice to the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. In lieu of issuing any fractional interest in a share of Series H Preferred Stock that would otherwise be deliverable upon the redemption of less than all shares of Series H Preferred Stock, the Company shall pay to the holder of such share an amount in cash based upon the Redemption Price plus accumulated dividends.

   (e) Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been deposited with a bank or trust company with irrevocable instructions and authority to pay the Redemption Price to the holders of the Series H Preferred Stock, then, notwithstanding that the certificates representing any shares so called for redemption shall not have been surrendered, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Company, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

7. Prior Notice of Certain Events. In the event:

(a) the Company shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

(b) the Company shall authorize the granting to all holders of Common Stock of rights, or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

(c) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value; or from no par value to par value), or of any consolidation or merger to which the Company is a partly and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, or

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(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the holders of record of the Series H Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Company, at least fifteen (15) days prior to the later of the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of a dividend, distribution, redemption, repurchase, rights or warrants or, if a record id not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, redemption, rights or warrants are to be determined or (y) the date on which a reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

8. Shares to Be Retired. All shares of Series H Preferred Stock which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of preferred stock of the Company, without designation as to class or series.

9. Amendments. The terms of the Series H Preferred Stock shall not be amended without the consent of the holders of not less than a majority of the outstanding shares of Series H Preferred Stock.

10. Other Rights. Except as provided by law, the Series H Preferred Stock shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein and in the Certificate of Formation of this Corporation; and

11. Notices. Any notice required to be given to holders of shares of Series H Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Company, or upon personal delivery at the aforementioned address.

IN WITNESS WHEREOF, I have executed and subscribed this Statement of Designation and do affirm the foregoing as true under penalties of perjury this 12th day of April, 2013.

ATTEST:

/s/ Patrick Rooney

Patrick Rooney, Chairman

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